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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 (RULE 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
          PURSUANT TO RULE 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 3)*


                                The Pantry, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    698657103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                November 25, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|  Rule 13d-1(b)

      |_|  Rule 13d-1(c)

      |X|  Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



SEC 1745 (3-98)

                                  SCHEDULE 13G

ISSUER:  The Pantry, Inc.                                  CUSIP NO.:  698657103

--------------------------------------------------------------------------------
  1.   Names of Reporting Persons.

       I.R.S. Identification Nos. of above persons (entities only).

       J.P. Morgan Partners (23A SBIC), LLC (formerly known as CB Capital Investors, LLC and as successor in interest of Chase Manhattan Capital, LLC)
       .....................................................................
       13-3986302

--------------------------------------------------------------------------------

  2.   Check the Appropriate Box if a Member of a Group (See Instructions)

       (a) .....................................................................

       (b)
--------------------------------------------------------------------------------
  3.   SEC Use Only

--------------------------------------------------------------------------------
  4.   Citizenship or Place of Organization    Delaware

--------------------------------------------------------------------------------
                           5.     Sole Voting Power     0
                          ------------------------------------------------------
  Number of Shares         6.     Shared Voting Power
  Beneficially Owned      ------------------------------------------------------
  by Each Reporting        7.     Sole Dispositive Power     0
  Person With:            ------------------------------------------------------
                           8.     Shared Dispositive Power
--------------------------------------------------------------------------------
  9.   Aggregate Amount Beneficially Owned by Each Reporting Person       0
--------------------------------------------------------------------------------
 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
 11.   Percent of Class Represented by Amount in Row (9)       0%
--------------------------------------------------------------------------------
 12.   Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
OO
.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

--------------------------------------------------------------------------------









SEC 1745 (3-98)

                                  SCHEDULE 13G

ISSUER:  The Pantry, Inc.                                  CUSIP NO.:  698657103

PRELIMINARY NOTE:

The information contained in this Schedule 13G has been amended to reflect a change in the name and controlling persons of the Reporting Person and to report the sale by the Reporting Person of all of the shares of the Issuer's Common Stock held by the Reporting Person.

ITEM 1.

                  (a)      NAME OF ISSUER:

                           The Pantry, Inc.

                  (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           1801 Douglas Drive
                           Sanford, North Carolina  27330

ITEM 2.

                  (a)      NAME OF PERSON FILING:

                           J.P. Morgan Partners (23A SBIC), LLC

                           Supplemental information relating to the ownership and control of the person filing this statement is included in Exhibit 2(a) attached hereto.

                  (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                           RESIDENCE:

                           1221 Avenue of the Americas
                           New York, New York  10020

                  (c)      CITIZENSHIP:

                           Delaware

                  (d)      TITLE OF CLASS OF SECURITIES (OF ISSUER):

                           Common Stock

                  (e)      CUSIP NUMBER:

                           698657103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS. SS. 240. 13d-1(b) OR 240. 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.  OWNERSHIP

                  (a)      AMOUNT BENEFICIALLY OWNED:

                           0

                  (b)      PERCENT OF CLASS:

                           0% (as of November 25, 2002)




SEC 1745 (3-98)

                                  SCHEDULE 13G

ISSUER:  The Pantry, Inc.                                  CUSIP NO.:  698657103


                  (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                           (i)   0

                           (ii)  Not applicable.

                           (iii) 0

                           (iv)  Not applicable.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10. CERTIFICATION

                  Not applicable.






SEC 1745 (3-98)

                                  SCHEDULE 13G

ISSUER:  The Pantry, Inc.                                  CUSIP NO.:  698657103


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2003

                              J.P. MORGAN PARTNERS (23A SBIC), LLC

                              By: J.P. Morgan Partners (23A SBIC Manager), Inc.,
                                  its Managing Member

                              By: /s/ JEFFREY C. WALKER
                                  -------------------------------------------
                                  Name:   Jeffrey C. Walker
                                  Title:  President














SEC 1745 (3-98)